American Lithium Minerals, Inc.

Supplemental Information

Date of Reportable Event: December 15, 2025

OTHER EVENTS THE ISSUER DETERMINES TO BE MATERIAL

Entry into New Letters of Intent

On December 15, 2025, the Company entered into three separate confidential, non-binding Letters of Intent with third-party property holders relating to the grant of exclusive options for the potential acquisition of mineral property interests. Each Letter of Intent outlines the principal proposed terms of a transaction, is subject to customary due diligence, and contemplates the negotiation and execution of a definitive agreement. There can be no assurance that any definitive agreement will be executed or that any proposed transaction will be completed.

QC Rare Earth Project

On December 15, 2025, the Company entered into a Letter of Intent relating to the proposed acquisition of up to a 100% interest in the QC Rare Earth Project, a rare earth elements project in Quebec. The proposed transaction contemplates consideration payable in a combination of cash payments and the issuance of equity securities of the Company, subject to the terms and conditions to be set forth in a definitive agreement. The transaction is also subject to customary closing conditions, including satisfactory completion of due diligence, receipt of required approvals, and execution of definitive documentation. The Company is required to make a non-refundable cash deposit of $10,000 upon execution, which provides the Company with a defined due diligence and exclusivity period. The Letter of Intent includes customary confidentiality, exclusivity, and termination provisions.

Piscau-North Polymetallic Project

On December 15, 2025, the Company entered into a Letter of Intent relating to the proposed acquisition of up to a 100% interest in the Piscau-North Polymetallic Project, a polymetallic property in Quebec reported to host gold, copper, nickel, and lithium mineralization. The Letter of Intent outlines the principal business terms of a potential transaction, including consideration payable in cash and/or equity securities, subject to negotiation and definitive documentation. Completion of the proposed transaction is subject to customary due diligence, regulatory approvals (if required), and execution of a definitive agreement. The Letter of Intent includes customary confidentiality, exclusivity, and termination provisions.

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Couture Copper Project

On December 15, 2025, the Company entered into a Letter of Intent relating to the proposed acquisition of up to a 100% interest in the Couture Copper Project, which is located near the Quebec–Labrador border and hosts copper-bearing massive sulphide mineralization along an interpreted north–south shear zone extending approximately 100 meters. The proposed transaction contemplates consideration payable in cash and equity securities, subject to adjustment and final terms to be negotiated in a definitive agreement. The proposed transaction is subject to customary conditions, including satisfactory due diligence, receipt of required consents and approvals, and execution of definitive agreements. The Letter of Intent includes customary provisions regarding confidentiality, exclusivity, and termination.

Termination of Letter of Intent with NQC Lithium Corp.

As previously reported in a Supplemental Report filed on November 11, 2025, the Company entered into a confidential, non-binding Letter of Intent dated November 4, 2025 with NQC Lithium Corp. for the proposed acquisition of the Bellechasse Gold Project and the QC Rare Earth Project.

On December 15, 2025, the Company received written notice from NQC Lithium Corp. terminating the Letter of Intent pursuant to its terms, effective immediately. Except for provisions that expressly survive termination, the Letter of Intent is no longer in force or effect.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This

disclosure statement contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this disclosure statement. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this disclosure statement, whether as a result of new information, future events or otherwise.

ISSUER CERTIFICATION Based on my knowledge, this Supplemental Information Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the information covered by this Supplemental Information Disclosure Statement.

December 19, 2025	American Lithium Minerals, Inc.
By: /s/ Frank Kristan Frank Kristan President

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